UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2015

Bitcoin Shop, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-55141	26-2477977
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1901 North Fort Myer Drive, Suite #1105 Arlington, Virginia	22209
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (248) 764-1084

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry Into A Material Definitive Agreement.

On May 12, 2015, Bitcoin Shop, Inc. (the “Company”) entered into a Series B Preferred Share Purchase Agreement (the “Share Purchase Agreement”) and the Management Rights Letter (the “Rights Letter”) with Spondoolies Tech Ltd. (“Spondoolies”), by way of a joinder agreement (the “Joinder Agreement”) pursuant to which the Company purchased 29,092 Series B Preferred Shares of Spondoolies (the “Series B Shares”) for an aggregate purchase price of $1,500,000 (the “Investment”). After giving effect to the Investment, the Company owns approximately 6.6% of Spondoolies’ equity on a fully diluted basis.

The Series B Preferred Shares are convertible into Spondoolies’ ordinary shares by dividing the original issuance price of the Series B Preferred Shares ($51.56) by the initial conversion price ($51.56) (the “Conversion Price”). Until Spondoolies consummates a “Qualified IPO” (as defined substantially as an initial firm commitment underwritten public offering of Spondoolies’ ordinary shares with net proceeds to Spondoolies of not less than $40 million), the Series B Preferred shares are subject to anti-dilution protection in the event Spondoolies issues ordinary shares or securities convertible into or exercisable for ordinary shares at a price per share or conversion or exercise price per share which shall be less than Conversion Price then in effect, subject to certain customary exceptions. The Conversion Price is subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions. The Series B Shares are also entitled to certain preemptive rights, and a liquidation preference in the event of dissolution of Spondoolies. The Series B Preferred Shares are automatically convertible into ordinary shares of Spondoolies upon the occurrence of a Qualified IPO.

In connection with the Company’s purchase of the Series B Preferred Shares, the Company and Spondoolies executed the Rights Letter which provided the Company with certain rights, including inspection rights, and information rights with respect to Spondoolies financial statements, appurtenant to the Investment.

The foregoing information is a summary of the Joinder Agreement, Share Purchase Agreement, and the Rights Letter, is not complete, and is qualified in its entirety by reference to the full text of the Joinder Agreement, Share Purchase Agreement, and Rights Letter, which are attached as exhibits to this Current Report on Form 8-K. Readers should review the Joinder Agreement, Share Purchase Agreement, and Rights Letter, for a complete understanding of the terms and conditions associated with this transaction.

ITEM 8.01 Other Events.

Letter of Intent

On April 5, 2015, the Company, entered into a non-binding letter of intent with Spondoolies (the “LOI”), in the form attached hereto as Exhibit 99.1, and which is incorporated herein by reference. The LOI contemplates a merger whereby Spondoolies would own 49.9% of the Company upon consummation of the proposed merger.

Letter Agreement to Letter of Intent

On May 12, 2015, the Company and Spondoolies entered into a letter agreement (the “Letter Agreement”) to clarify and expand upon certain agreements contained in the LOI. Under the terms of the Letter Agreement, Spondoolies agreed to provide to the Company: (i) certain exclusivity rights for a period of nine months (the “Term”) with respect to any proposals or offers from, or enter into any agreements with, any third party relating to (a) any investment in, or acquisition of, equity interests of Spondoolies or (b) any possible sale or other disposition of all or any material portion of assets of Spondoolies; (ii) a breakup fee of $50,000 payable by Spondoolies, if the transaction is not consummated during the Term as a result of certain circumstances; (iii) a breakup fee of $1,000,000 if the transaction is not consummated because the approval of Spondoolies’ board of directors or shareholders for the transaction is not obtained and a competing deal is consummated, during the Term; and (iv) Spondoolies agreed to continue to sell its products to the Company for a period of 3 years, if the transaction is not consummated and Spondoolies continues to design and manufacture ASIC digital currency mining hardware.

The foregoing information is a summary of the LOI and Letter Agreement is not complete, and is qualified in its entirety by reference to the full text of the LOI and Letter Agreement which are attached as exhibits to this Current Report on Form 8-K. Readers should review the LOI and Letter Agreement for a complete understanding of the terms and conditions associated with this transaction.

On May 18, 2015, the Company issued a press release, in the form attached hereto as Exhibit 99.2, and which is incorporated herein by reference.

ITEM 9.01 Financial Statements And Exhibits

(d) Exhibits. The following exhibits are filed with this Report:

Exhibit Number	Description
10.1	Form of Joinder Agreement
10.2	Form of Series B Preferred Share Purchase Agreement
10.3	Form of Management Rights Letter
10.4	Letter Agreement to Letter of Intent
99.1	Letter of Intent
99.2	Bitcoin Shop, Inc. Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BITCOIN SHOP INC.

Dated: May 18, 2015	By:	/s/ Charles W. Allen
Charles W. Allen
Chief Executive Officer